Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces Results for the Fourth Quarter of 2020

SACRAMENTO, California, January 22, 2021 / GLOBE NEWSWIRE—Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.764 billion asset bank holding company and parent company of Merchants Bank of Commerce (the “Bank”), today announced financial results for the quarter and year ended December 31, 2020. Net income for the quarter ended December 31, 2020 was $5.1 million or $0.30 per share – diluted, compared with net income of $4.4 million or $0.24 per share – diluted for the same period of 2019. Net income for the year ended December 31, 2020 was $14.2 million or $0.83 per share – diluted, compared with net income of $15.0 million or $0.83 per share – diluted for the same period of 2019.

Significant Items for the fourth quarter of 2020:

●

COVID-19 loan deferrals outstanding declined to $9.5 million at December 31, 2020 as borrowers resumed making payments compared to deferral balances of $38.6 million and $123.3 million at September 30, 2020 and June 30, 2020, respectively.

●	119 PPP loans totaling $32.7 million (20%) have been forgiven by the SBA or repaid by the borrower, resulting in $664 thousand of accelerated fee income.
●	COVID-19 credit concerns have moderated and no provision for loan and lease losses was required during the fourth quarter.

Randall S. Eslick, President and CEO commented: “Looking back on 2020, I could not be more proud of the accomplishments of our dedicated employees.  Despite the rollercoaster that was 2020, the year was unexpectedly positive for our company.  We supported our employees, customers and communities though the pandemic; we saw substantial growth in loans and deposits; and we ended the year delivering solid returns to our investors. Our company is well positioned for future success.”

Financial highlights for the year ended December 31, 2020:

●

Net income of $14.2 million was a decrease of $797 thousand (5%) from $15.0 million earned during the prior year. Earnings of $0.83 per share – diluted was unchanged compared to the prior year and reflects the impact of the following:

o	1.5 million shares of common stock repurchased between October of 2019 and April of 2020.
o	$5.3 million provision for loan and lease losses for the current year.
o	$1.1 million in non-recurring costs during the first quarter of 2020 associated with the termination of a technology management services contract and a severance agreement; both previously announced.
o

$2.7 million in non-recurring costs recorded during the year ended December 31, 2019 associated with our January 31, 2019 acquisition of Merchants National Bank of Sacramento and the name change of our subsidiary bank.

●	Net interest income increased $1.9 million (4%) to $55.5 million compared to $53.5 million in the prior year.
●	Net interest margin declined to 3.60% compared to 3.94% in the prior year.
●	Return on average assets decreased to 0.86% compared to 1.03% in the prior year.
●	Return on average equity decreased to 8.27% compared to 9.09% in the prior year.
●	Average loans totaled $1.149 billion, an increase of $129 million (13%) compared to average loans in the prior year.
●	Average earning assets totaled $1.539 billion, an increase of $178 million (13%) compared to average earning assets in the prior year.
●	Average deposits totaled $1.423 billion, an increase of $179 million (14%) compared to average deposits in the prior year.
o	Average non-maturing deposits totaled $1.281 billion, an increase of $197 million (18%) compared to the prior year.
o	Average certificates of deposit totaled $142.1 million, a decrease of $18.5 million (12%) compared to the prior year.
●	The Company’s efficiency ratio was 58.8% compared to 64.5% in the prior year.
o	The Company’s efficiency ratio of 58.8% for 2020 includes $1.1 million of non-recurring costs. The efficiency ratio excluding these costs was 56.9%.
o

The Company’s efficiency ratio of 64.5% for 2019 includes $2.7 million of non-recurring costs associated with our acquisition of Merchants and name change of our subsidiary bank. The efficiency ratio excluding these non-recurring costs is 59.9%.

●

Nonperforming assets at December 31, 2020 totaled $7.0 million or 0.40% of total assets, an increase of $1.4 million (24%) since December 31, 2019. The increase in nonperforming assets results primarily from two commercial loans totaling $1.4 million and a $640 thousand commercial real estate loan, all of which are well secured, that were placed on nonaccrual status during the year ending December 31, 2020.

●	Book value per common share was $10.58 at December 31, 2020 compared to $9.62 at December 31, 2019.
●	Tangible book value per common share was $9.64 at December 31, 2020 compared to $8.71 at December 31, 2019.

Financial highlights for the fourth quarter of 2020:

●

Net income of $5.1 million was an increase of $703 thousand (16%) from $4.4 million earned during the same period in the prior year. Earnings of $0.30 per share – diluted was an increase of $0.06 (25%) per share from $0.24 per share – diluted earned during the same period in the prior year and reflects the impact of the following:

o	1.5 million shares of common stock repurchased between October of 2019 and April of 2020.

●	Net interest income increased $1.3 million (9%) to $14.6 million compared to $13.3 million for the same period in the prior year.
●	Net interest margin declined to 3.46% compared to 3.80% for the same period in the prior year.
●	Return on average assets decreased to 1.14% compared to 1.16% for the same period in the prior year.
●	Return on average equity increased to 11.56% compared to 10.06% for the same period in the prior year.
●	Average loans totaled $1.173 billion, an increase of $141 million (14%) compared to average loans for the same period in the prior year.
●	Average earning assets totaled $1.675 billion, an increase of $284 million (20%) compared to the same period in the prior year.
●	Average deposits totaled $1.555 billion, an increase of $273 million (21%) compared to the same period in the prior year.
o	Average non-maturing deposits totaled $1.417 billion, an increase of $288 million (26%) compared to the same period in the prior year.
o	Average certificates of deposit totaled $138.4 million, a decrease of $14.8 million (10%) compared to the same period in the prior year.
●	The Company’s efficiency ratio was 54.8% compared to 58.7% for the same period in the prior year.
●

Nonperforming assets at December 31, 2020 totaled $7.0 million or 0.40% of total assets, a decrease of $1.1 million (53% annualized) since September 30, 2020. The decrease in nonperforming assets was due to a $1.1 million commercial real estate loan that was placed on nonaccrual status in the second quarter of 2020 and paid off during the fourth quarter of 2020.

●	Book value per common share was $10.58 at December 31, 2020 compared to $10.32 at September 30, 2020.
●	Tangible book value per common share was $9.64 at December 31, 2020 compared to $9.38 at September 30, 2020.

Impact of COVID-19:

●

At December 31, 2020, we have 487 loans totaling $130.8 million in the Small Business Administration’s Paycheck Protection Program (“PPP”) compared to 606 loans totaling $163.5 million at September 30, 2020. Substantially all of the loans were made to existing customers and were funded under the two-year PPP loan program.

●

We have experienced significant increases in deposit balances during 2020. All PPP loan funds were deposited into customer accounts at our bank and customer behavior has emphasized savings during the economic slow down.

●	Organic loan growth continues to be slow as we maintain credit underwriting discipline in the current economic environment.
●	For the six-month period, from April through September, SBA made principal and interest payments on all our SBA 7(a) loans. In October, borrowers resumed responsibility for making their payments.
●	After considering qualitative and quantitative factors, management determined that the Company’s goodwill was not impaired at December 31, 2020.
●	At December 31, 2020, our workforce totaled 212 employees of which 107 are working remotely.
●

All of our branch offices remain open, although they are operating under a reduced schedule. Our pandemic response team is continuing to modify and enhance our workforce and customer protection as additional information or requirements are promulgated by the CDC and the state of California.

Forward-Looking Statements

Bank of Commerce Holdings wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. This news release includes statements by the Company, which describe management’s expectations and developments, which may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the Company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) our concentration in lending tied to real estate exposes us to the adverse effects of material increases in interest rates, declines in the general economy, tightening credit markets or declines in real estate values; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged; and (7) technological changes could expose us to new risks.

TABLE 1
SELECTED FINANCIAL INFORMATION - UNAUDITED
(dollars in thousands except per share data)

	For The Three Months Ended			For The Twelve Months Ended
Net income, average assets and average	December 31,		September 30,	December 31,
shareholders' equity	2020	2019	2020	2020	2019
Net income	$5,072	$4,369	$4,329	$14,164	$14,961
Average total assets	$1,774,937	$1,492,643	$1,704,116	$1,640,519	$1,458,112
Average total earning assets	$1,674,544	$1,390,446	$1,601,436	$1,538,605	$1,360,325
Average shareholders' equity	$174,520	$172,385	$171,433	$171,287	$164,642

Selected performance ratios
Return on average assets	1.14%	1.16%	1.01%	0.86%	1.03%
Return on average equity	11.56%	10.06%	10.05%	8.27%	9.09%
Efficiency ratio	54.8%	58.7%	54.8%	58.8%	64.5%

Share and per share amounts
Weighted average shares - basic (1)	16,663	18,068	16,660	16,918	17,956
Weighted average shares - diluted (1)	16,731	18,150	16,696	16,963	18,024
Earnings per share - basic	$0.30	$0.24	$0.26	$0.84	$0.83
Earnings per share - diluted	$0.30	$0.24	$0.26	$0.83	$0.83

	At December 31,		At September 30,
Share and per share amounts	2020	2019	2020
Common shares outstanding (2)	16,801	18,137	16,792
Book value per common share (2)	$10.58	$9.62	$10.32
Tangible book value per common share (2)(3)	$9.64	$8.71	$9.38

Capital ratios (4)
Bank of Commerce Holdings
Common equity tier 1 capital ratio	13.12%	13.19%	12.61%
Tier 1 capital ratio	13.97%	14.04%	13.44%
Total capital ratio	16.06%	15.97%	15.53%
Tier 1 leverage ratio	9.46%	11.30%	9.60%
Tangible common equity ratio (5)	9.27%	10.80%	9.13%

Merchants Bank of Commerce
Common equity tier 1 capital ratio	14.58%	14.39%	14.01%
Tier 1 capital ratio	14.58%	14.39%	14.01%
Total capital ratio	15.83%	15.48%	15.26%
Tier 1 leverage ratio	9.86%	11.58%	9.99%

(1) Excludes unvested restricted shares issued in accordance with the Company's equity incentive plan, as they are non-participative in dividends or voting rights.
(2) Includes unvested restricted shares issued in accordance with the Company's equity incentive plan.

(3) Book value per share is computed by dividing total shareholders’ equity by shares outstanding. Tangible book value per share is computed by dividing total shareholders’ equity less goodwill and core deposit intangible, net by shares outstanding. Management believes that tangible book value per share is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.

(4) The Company and the Bank continue to meet all capital adequacy requirements to which they are subject.

(5) Management believes the tangible common equity ratio is a useful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in assessing the capital of the Company and the ability of the Company to absorb potential losses. The tangible common equity ratio is calculated as total shareholders' equity less goodwill and core deposit intangible, net divided by total assets less goodwill and core deposit intangible, net.

BALANCE SHEET OVERVIEW

As of December 31, 2020, the Company had total consolidated assets of $1.764 billion, gross loans of $1.140 billion, allowance for loan and lease losses (“ALLL”) of $17 million, total deposits of $1.543 billion, and shareholders’ equity of $178 million.

TABLE 2
LOAN BALANCES BY TYPE - UNAUDITED
(dollars in thousands)

	At December 31,						At September 30,
		% of		% of	Change			% of
	2020	Total	2019	Total	Amount	%	2020	Total
Commercial	$115,559	10%	$141,197	14%	$(25,638)	(18)%	$121,025	10%
Paycheck protection program	130,814	11	—	—	130,814	100%	163,493	14
Real estate - construction and land development	44,549	4	26,830	3	17,719	66%	40,289	3
Real estate - commercial non-owner occupied	512,832	45	493,920	48	18,912	4%	538,079	45
Real estate - commercial owner occupied	210,155	18	218,833	21	(8,678)	(4)%	210,455	17
Real estate - residential - ITIN	29,035	3	33,039	3	(4,004)	(12)%	30,071	2
Real estate - residential - 1-4 family mortgage	55,925	5	63,661	6	(7,736)	(12)%	57,867	5
Real estate - residential - equity lines	18,894	2	22,099	2	(3,205)	(15)%	20,296	2
Consumer and other	21,969	2	33,324	3	(11,355)	(34)%	24,490	2
Gross loans	1,139,732	100%	1,032,903	100%	106,829	10%	1,206,065	100%
Deferred (fees) and costs	229		2,162		(1,933)		(1,037)
Loans, net of deferred fees and costs	1,139,961		1,035,065		104,896		1,205,028
Allowance for loan and lease losses	(16,910)		(12,231)		(4,679)		(16,873)
Net loans	$1,123,051		$1,022,834		$100,217		$1,188,155

Average loans during the quarter	$1,172,705		$1,031,702		$141,003	14%	$1,209,277
Average loans during the quarter (excluding PPP)	$1,024,324		$—		$1,024,324	100%	$1,046,187
Average yield on loans during the quarter	4.59%		4.86%		(0.27)	(6)%	4.42%
Average yield on loans during the quarter (excluding PPP)	4.67%		4.86%		(0.19)	(4)%	4.75%
Average yield on loans year to date	4.57%		4.95%		(0.38)	(8)%	4.56%
Average yield on loans year to date (excluding PPP)	4.75%		4.95%		(0.20)	(4)%	4.77%

The Company recorded gross loan balances of $1.140 billion at December 31, 2020, compared with $1.033 billion and $1.206 billion at December 31, 2019 and September 30, 2020, respectively, an increase of $107 million and a decrease of $66 million, respectively.

The average yield on loans during the quarter was 4.59% compared to 4.86% and 4.42% for the quarters ended December 31, 2019 and September 30, 2020, respectively. Yields were impacted by PPP loans, which averaged $148.4 million and yielded 4.07% during the current quarter and $163.1 million and yielded 2.31% during the prior quarter.

Gross loan balances in the table above include a net fair value discount for loans acquired from Merchants of $920 thousand, $1.7 million and $1.1 million at December 31, 2020, December 31, 2019 and September 30, 2020, respectively. We recorded $141 thousand, $188 thousand and $233 thousand in accretion of the discount for these loans during the quarters ended December 31, 2020, December 31, 2019 and September 30, 2020, respectively.

We have 487 PPP loans totaling $130.8 million at December 31, 2020. During the fourth quarter of 2020, 119 PPP loans totaling $32.7 million were repaid. Loan fee income net of loan origination costs is earned over the 24-month life of the loans as a part of the loan yield. When a PPP loan is repaid prior to maturity, all unamortized fees and costs associated with the loan are accelerated into income. During the current quarter, we recognized $664 thousand in accelerated fee income. At December 31, 2020, net fees totaling $2.2 million remain to be earned in future quarters. The following tables provide additional information on the PPP loans by industry and by loan balance at December 31, 2020.

TABLE 3
PPP LOANS BY INDUSTRY - UNAUDITED
(dollars in thousands)

	At December 31, 2020
	Number	Balance
Construction	75	$55,644
Healthcare and Social Assistance	81	15,520
Professional, Scientific and Tech Services	58	7,708
Accommodation and Food Services	47	8,800
Admin, Support, Waste Management and Remediation Services	15	4,988
Primary Metal Manufacturing	14	5,037
Retail Trade	49	6,710
Other	148	26,407
Total	487	$130,814

TABLE 4
PPP LOANS BY LOAN SIZE - UNAUDITED
(dollars in thousands)

	At December 31, 2020
	Balance	Number	Average Loan Size
$50,000 or less	$4,220	181	$23
$50,001 to $150,000	11,884	143	83
$150,001 to $350,000	19,150	85	225
$350,001 to $1,999,999	52,004	66	788
$2,000,000 or greater	43,556	12	3,630
Total	$130,814	487	$269

During the third quarter of 2020, the SBA began accepting applications for PPP loan forgiveness. The bank has 60 days to review and approve an application before submitting it to SBA, and the SBA then has 90 days to process it for forgiveness. The following table presents the status of our loans in the forgiveness process.

TABLE 5
PPP LOANS FORGIVENESS APPLICATION STATUS - UNAUDITED
(dollars in thousands)

	At December 31, 2020			At September 30, 2020
	Balance	Number	Average Loan Size	Balance	Number	Average Loan Size
Borrower has not started application	$33,459	185	$181	$78,930	390	$202
Borrower is working on application	31,277	136	230	38,624	123	314
Borrower has completed application and the bank is reviewing it	43,872	105	418	32,400	73	444
Bank has approved application and submitted it to the SBA	22,087	44	502	13,539	20	677
Remaining balance for loans partially repaid	119	17	7	—	—	—
PPP loans not fully repaid	130,814	487	269	163,493	606	270

Repayments (1)	32,679	119	275	—	—	—
Total PPP loans originated by bank	$163,493	606	$270	$163,493	606	$270

(1) Includes 119 loans fully repaid by SBA or the borrower and $3.2 million of partial repayment for 17 borrowers who participated in the SBA Economic Injury Disaster Loan ("EIDL") program.

TABLE 6
CASH, CASH EQUIVALENTS, AND INVESTMENT SECURITIES - UNAUDITED
(dollars in thousands)

	At December 31,						At September 30,
		% of		% of	Change			% of
	2020	Total	2019	Total	Amount	%	2020	Total
Cash and due from banks	$19,875	4%	$21,338	6%	$(1,463)	(7)%	$22,884	5%
Interest-bearing deposits in other banks	87,111	16	59,266	16	27,845	47%	104,999	23
Total cash and cash equivalents	106,986	20	80,604	22	26,382	33%	127,883	28

Investment securities:
U.S. government and agencies	32,994	6	38,733	11	(5,739)	(15)%	31,811	7
Obligations of state and political subdivisions	108,366	20	42,098	11	66,268	157%	91,863	20
Residential mortgage backed securities and collateralized mortgage obligations	240,478	42	180,835	49	59,643	33%	165,693	35
Corporate securities	—	—	2,966	1	(2,966)	(100)%	—	—
Commercial mortgage backed securities	28,074	5	19,307	5	8,767	45%	19,576	4
Other asset backed securities	36,968	7	3,011	1	33,957	1,128%	28,089	6
Total investment securities - AFS	446,880	80	286,950	78	159,930	56%	337,032	72

Total cash, cash equivalents and investment securities	$553,866	100%	$367,554	100%	$186,312	51%	$464,915	100%
Average yield on interest-bearing due from banks during the quarter	0.12%		1.66%		(1.54)		0.12%
Average yield on investment securities during the quarter -nominal	2.06%		2.61%		(0.55)		2.33%
Average yield on investment securities during the quarter - tax equivalent	2.19%		2.71%		(0.52)		2.50%

As of December 31, 2020, we maintained noninterest-bearing cash positions of $19.9 million and interest-bearing deposits of $87.1 million at the Federal Reserve Bank and correspondent banks. Management has been challenged to invest the rapidly increasing liquidity generated by growth in deposits and loan repayments.

During the fourth quarter of 2020, we continued the deployment of excess cash into our investment portfolio. Investment securities totaled $446.9 million at December 31, 2020, compared with $287.0 million and $337.0 million at December 31, 2019 and September 30, 2020, respectively. Our investment portfolio has shortened in duration considerably over the past year, which is now allowing us to add longer-term securities with a better yield without extending the duration of the total portfolio beyond our risk appetite. During the fourth quarter of 2020, we purchased securities with a par value of $133.3 million and weighted average yield of 1.49% (1.52% tax equivalent). Investment purchases were comprised primarily of longer duration municipal bonds and lower coupon, moderate-term mortgage backed securities. No securities were sold during the fourth quarter.

Average securities balances for the quarters ended December 31, 2020, December 31, 2019 and September 30, 2020 were $377.4 million, $277.6 million and $296.8 million, respectively. Weighted average yields on securities balances for those same periods were 2.06%, 2.61% and 2.33%, respectively.

At December 31, 2020, our net unrealized gains on available-for-sale investment securities were $10.6 million compared with net unrealized gains of $3.7 million and $10.4 million at December 31, 2019 and September 30, 2020, respectively. The changes in net unrealized gains were due to changes in market interest rates.

TABLE 7
DEPOSITS BY TYPE - UNAUDITED
(dollars in thousands)

	At December 31,						At September 30,
		% of		% of	Change			% of
	2020	Total	2019	Total	Amount	%	2020	Total
Demand - noninterest-bearing	$541,033	35%	$432,680	34%	$108,353	25%	$542,060	36%
Demand - interest-bearing	290,251	19	239,258	19	50,993	21%	280,370	18
Money market	425,121	28	307,559	24	117,562	38%	403,785	27
Total demand	1,256,405	82	979,497	77	276,908	28%	1,226,215	81

Savings	150,695	10	135,888	11	14,807	11%	151,016	10
Total non-maturing deposits	1,407,100	92	1,115,385	88	291,715	26%	1,377,231	91

Certificates of deposit	135,679	8	151,786	12	(16,107)	(11)%	140,900	9
Total deposits	$1,542,779	100%	$1,267,171	100%	$275,608	22%	$1,518,131	100%

Total deposits at December 31, 2020, increased $276 million or 22% to $1.543 billion compared to December 31, 2019 and increased $24.6 million or 6% annualized compared to September 30, 2020. Total non-maturing deposits increased $291.7 million or 26% compared to the same date a year ago and increased $29.9 million or 9% annualized compared to September 30, 2020. The increase in non-maturing deposits compared to the same period one year ago was due to PPP loan program disbursements and changes in customer behavior, which is placing greater emphasis on savings. Certificates of deposit decreased $16.1 million or 11% compared to the same date a year ago and decreased $5.2 million or 15% annualized compared to September 30, 2020. These decreases reflect our decision to reduce reliance on public deposits and depositor reaction to the low interest rate environment.

The following table presents the average cost of interest-bearing deposits, all deposits and all interest-bearing liabilities for the periods indicated.

TABLE 8
AVERAGE COST OF FUNDS - UNAUDITED
For The Three Months Ended

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2020	2020	2020	2019	2019	2019	2019
Interest-bearing deposits	0.29%	0.36%	0.43%	0.53%	0.56%	0.56%	0.54%	0.49%
Interest-bearing deposits and noninterest-bearing demand	0.19%	0.23%	0.28%	0.35%	0.38%	0.38%	0.37%	0.34%
All interest-bearing liabilities	0.37%	0.44%	0.52%	0.65%	0.68%	0.68%	0.74%	0.67%
All interest-bearing liabilities and noninterest-bearing demand	0.24%	0.29%	0.34%	0.43%	0.46%	0.46%	0.52%	0.46%

Equity

As detailed in Table 1, capital ratios remain appropriate for the Company’s risk profile.

In late 2019, we announced a program to repurchase 1.0 million common shares which was later increased to 1.5 million common shares. Between October of 2019 and April of 2020, all 1.5 million shares were repurchased at a total cost of $13.6 million including commissions, or an average of $9.11 per share.

During the fourth quarter of 2020, we announced a new share repurchase program to repurchase up to 1.0 million shares of common stock over a period ending December 31, 2021. As of December 31, 2020, no shares have been repurchased.

INCOME STATEMENT OVERVIEW

TABLE 9
SUMMARY INCOME STATEMENT - UNAUDITED
(dollars in thousands, except per share data)

	For The Three Months Ended
	December 31,		Change		September 30,	Change
	2020	2019	Amount	%	2020	Amount	%
Interest income	$15,519	$14,808	$711	5%	$15,218	$301	2%
Interest expense	963	1,494	(531)	(36)%	1,088	(125)	(11)%
Net interest income	14,556	13,314	1,242	9%	14,130	426	3%
Provision for loan and lease losses	—	—	—	—%	1,100	(1,100)	(100)%
Noninterest income	1,016	1,021	(5)	0%	1,189	(173)	(15)%
Noninterest expense	8,534	8,421	113	1%	8,390	144	2%
Income before provision for income taxes	7,038	5,914	1,124	19%	5,829	1,209	21%
Provision for income taxes	1,966	1,545	421	27%	1,500	466	31%
Net income	$5,072	$4,369	$703	16%	$4,329	$743	17%

Earnings per share - basic	$0.30	$0.24	$0.06	25%	$0.26	$0.04	15%
Weighted average shares - basic	16,663	18,068	(1,405)	(8)%	16,660	3	—%
Earnings per share - diluted	$0.30	$0.24	$0.06	25%	$0.26	$0.04	15%
Weighted average shares - diluted	16,731	18,150	(1,419)	(8)%	16,696	35	—%
Dividends declared per common share	$0.06	$0.05	$0.01	20%	$0.05	$0.01	20%

Fourth Quarter of 2020 Compared With The Fourth Quarter of 2019

Net income for the fourth quarter of 2020 increased $703 thousand compared to the fourth quarter of 2019. In the current quarter, net interest income was $1.2 million higher. This positive change was partially offset by noninterest income that was $5 thousand lower, noninterest expense that was $113 thousand higher and a provision for income taxes that was $421 thousand higher.

Net Interest Income

Net interest income increased $1.2 million compared to the same period a year ago.

Interest income for the fourth quarter of 2020 increased $711 thousand or 5% to $15.5 million.

●

During the fourth quarter of 2020, we recognized $664 thousand in accelerated fee income on PPP loans forgiven or repaid during the quarter. These accelerated loan fees increased the average yield on loans for the fourth quarter of 2020 by 23 basis points.

●	PPP loans had an average balance of $148.4 million and yield of 4.07% (2.29% excluding accelerated fee income).
●	Excluding PPP loans, interest and fees on loans decreased $629 thousand due to a $7.4 million decrease in average loan balances and a 19 basis point decrease in average yield.
●	Interest on investment securities increased $126 thousand due to a $99.8 million increase in average securities balances partially offset by a 55 basis point decrease in average yield.
●

Interest on interest-bearing deposits due from banks decreased $304 thousand due to a 155 basis point decrease in average yield that was partially offset by a $43.3 million increase in average interest-bearing deposit balances. During 2020, in response to the economic effects of the COVID-19 pandemic, the Federal Reserve cut interest rates by 150 to 175 basis points.

Interest expense for the fourth quarter of 2020 decreased $531 thousand or 36% to $963 thousand.

●

Interest expense on interest-bearing deposits decreased $477 thousand. Average interest-bearing demand and savings deposit balances increased $163.9 million, while average certificate of deposit balances decreased $14.8 million. The average rate paid on interest-bearing deposits decreased 27 basis points.

●

Average FHLB borrowings were $7.1 million in the current quarter. The borrowings bear no interest under a program offered by the FHLB during the second quarter of 2020 in response to COVID-19 liquidity concerns. There were no borrowings during the same period a year ago.

●	Interest expense on other term debt decreased $4 thousand. The average debt balance was essentially unchanged, while the average rate paid decreased 18 basis points.
●	Interest expense on junior subordinated debentures decreased $50 thousand. The average debt balance was unchanged, while the average rate paid decreased 192 basis points.

Provision for Loan and Lease Losses

Most asset quality concerns from earlier in 2020 have moderated. Net loan recoveries were $36 thousand for the current quarter compared to net loan charge-offs of $54 thousand during the same period a year ago. Most COVID-19 loan payment deferrals have ended with no negative impact on delinquencies. Classified assets actually decreased during the current quarter due to a repayment of $7.2 million from one commercial real estate borrower. As a result, no provision for loan and lease losses was necessary during the current quarter. There was no provision for loan and lease losses in the fourth quarter of 2019. A more in depth discussion of our provision is provided following Table 11.

Noninterest Income

Noninterest income for the three months ended December 31, 2020 decreased $5 thousand compared to the same period a year previous.

Noninterest Expense

Noninterest expense for the three months ended December 31, 2020 increased $113 thousand compared to the same period a year previous. Increases in noninterest expense included the following items:

●	$360 thousand increase in salaries and related benefits.
o	During the current quarter, we recognized increased incentive accruals and we hired three relationship managers to open a loan production office in Santa Rosa.
●	$105 thousand increase in FDIC insurance premiums.
o	During 2019, we benefited from a Small Bank Assessment Credit from the FDIC.

These increases were partially offset by $231 thousand savings in network infrastructure costs and a broad array of pandemic induced savings in areas such as travel, conferences and business development.

The Company’s efficiency ratio was 54.8% for the fourth quarter of 2020. The ratio during the same period in 2019 was 58.7%.

Income Tax Provision

For the three months ended December 31, 2020, our income tax provision of $2.0 million on pre-tax income of $7.0 million was an effective tax rate of 27.9%. The tax provision for the fourth quarter of the prior year was $1.5 million on pre-tax income of $5.9 million for an effective rate of 26.1%.

●

The tax provision of $2.0 million included $132 thousand applicable to earlier quarters, as deductible operating losses and tax credits from our low-income housing partnerships were lower than we anticipated. The effective tax rate excluding this $132 thousand was 26.1%.

Fourth Quarter of 2020 Compared With The Third Quarter of 2020

Net income for the fourth quarter of 2020 increased $743 thousand compared to the third quarter of 2020. In the current quarter, net interest income was $426 thousand higher and the provision for loan and lease losses was $1.1 million lower. These positive changes were partially offset by noninterest income that was $173 thousand lower, noninterest expense that was $144 thousand higher and a provision for income taxes that was $466 thousand higher.

Net Interest Income

Net interest income increased $426 thousand over the prior quarter.

Interest income for the three months ended December 31, 2020 increased $301 thousand or 2% to $15.5 million.

●

During the fourth quarter of 2020, we recognized $664 thousand in accelerated fee income on PPP loans forgiven or repaid during the quarter. These accelerated loan fees increased the average yield on loans for the fourth quarter of 2020 by 23 basis points.

●	PPP loans had an average balance of $148.4 million and yield of 4.07% (2.29% excluding accelerated fee income).
●	Excluding PPP loans, interest and fees on loans decreased $485 thousand due to a $21.9 million decrease in average loan balances and an 8 basis point decrease in average yield.
●	Interest on investment securities increased $210 thousand due to an $80.6 million increase in average security balances partially offset by a 28 basis point decrease in average yield.
●	Interest on interest-bearing deposits due from banks increased $7 thousand due to a $29.0 million increase in average balances partially offset by a 1 basis point decrease in average yield.

Interest expense for the three months ended December 31, 2020 decreased $125 thousand or 11% to $963 thousand.

●

Interest expense on interest-bearing deposits decreased $117 thousand. Average interest-bearing demand and savings deposit balances increased $50.6 million, while average certificates of deposit decreased $1.4 million. The average rate paid on interest-bearing deposits decreased 7 basis points.

●

Average FHLB borrowings were $7.1 million in the current quarter compared to $10.0 million in the prior quarter. The borrowings bear no interest under a program offered by the FHLB during the second quarter of 2020 in response to COVID-19 liquidity concerns.

●	Interest expense on other term debt decreased $5 thousand. The average debt balance was essentially unchanged, while the average rate paid decreased 21 basis points.
●	Interest expense on junior subordinated debentures decreased $3 thousand. The average debt balance was unchanged, while average rate paid decreased 12 basis points.

Provision for Loan and Lease Losses

Most asset quality concerns from earlier in 2020 have moderated. Net loan recoveries were $36 thousand in the current quarter compared to net loan charge-offs of $316 thousand in the prior quarter. Most COVID-19 loan deferrals ended with no negative impact on delinquencies. Classified assets actually decreased during the current quarter due to a repayment of $7.2 million on two loans from one commercial real estate borrower. Nonaccrual loans decreased by $1.1 million during the current quarter when compared to the previous quarter due to the repayment of a $1.1 million commercial real estate loan. As a result, management determined that no provision for loan and lease losses was necessary during the current quarter compared with a provision for loan and lease losses of $1.1 million in the prior quarter. A more in depth discussion of our provision is provided following Table 11.

Noninterest Income

Noninterest income for the three months ended December 31, 2020 decreased $173 thousand compared to the prior quarter. The prior quarter included a $258 thousand gain on sale of investment securities that did not recur in the current quarter.

Noninterest Expense

Noninterest expense for the three months ended December 31, 2020 increased $144 thousand compared to the prior quarter. The increase was primarily due to an increase in accrual for incentives that was partially offset by a broad array of pandemic induced savings in areas such as travel, sponsorships, conferences and business development.

The Company’s efficiency ratio was 54.8% for both the fourth quarter of 2020 and the prior quarter.

Income Tax Provision

For the three months ended December 31, 2020, our income tax provision of $2.0 million on pre-tax income of $7.0 million was an effective tax rate of 27.9%. The income tax provision for the prior quarter of $1.5 million on pre-tax income of $5.8 million was an effective tax rate of 25.7%.

●

The tax provision of $2.0 million included $132 thousand applicable to earlier quarters, as deductible operating losses and tax credits from our low-income housing partnerships were lower than we anticipated. The effective tax rate excluding this $132 thousand was 26.1%.

Earnings Per Share

Diluted earnings per share were $0.30 for the three months ended December 31, 2020 compared with diluted earnings per share of $0.24 for the same period a year ago and diluted earnings per share of $0.26 for the prior period. Net income and weighted average shares used to calculate earnings per share – diluted are summarized in Table 9 presented earlier in this press release.

TABLE 10a
NET INTEREST MARGIN - UNAUDITED
(dollars in thousands)

	For The Three Months Ended
	December 31, 2020			December 31, 2019			September 30, 2020
	Average		Yield /	Average		Yield /	Average		Yield /
	Balance	Interest(1)	Rate (6)	Balance	Interest(1)	Rate (6)	Balance	Interest(1)	Rate (6)
Interest-earning assets:
Loans net of PPP (2)	$1,024,324	$12,014	4.67%	$1,031,702	$12,643	4.86%	$1,046,187	$12,499	4.75%
PPP loans (3)	148,381	1,518	4.07%	—	—	—%	163,090	949	2.31%
Taxable securities	304,242	1,484	1.94%	245,487	1,567	2.53%	228,045	1,284	2.24%
Tax-exempt securities (4)	73,207	467	2.54%	32,158	258	3.18%	68,766	457	2.64%
Interest-bearing deposits in other banks	124,390	36	0.12%	81,099	340	1.66%	95,348	29	0.12%
Average interest-earning assets	1,674,544	15,519	3.69%	1,390,446	14,808	4.23%	1,601,436	15,218	3.78%
Cash and due from banks	22,413			24,083			23,381
Premises and equipment, net	15,162			16,049			15,365
Goodwill	11,671			11,671			11,671
Other intangible assets, net	4,126			4,890			4,318
Other assets	20,128			17,121			21,408
Average total assets	$1,748,044			$1,464,260			$1,677,579

Interest-bearing liabilities:
Interest-bearing demand	$283,213	57	0.08%	$244,276	108	0.18%	$279,744	71	0.10%
Money market	430,014	237	0.22%	318,127	479	0.60%	387,995	289	0.30%
Savings	151,223	53	0.14%	138,155	128	0.37%	146,074	74	0.20%
Certificates of deposit	138,380	390	1.12%	153,223	499	1.29%	139,757	420	1.20%
Federal Home Loan Bank of San Francisco borrowings	7,120	—	—%	—	—	—%	10,000	—	—%
Other borrowings net of unamortized debt issuance costs	9,999	179	7.12%	9,952	183	7.30%	9,988	184	7.33%
Junior subordinated debentures	10,310	47	1.81%	10,310	97	3.73%	10,310	50	1.93%
Average interest-bearing liabilities	1,030,259	963	0.37%	874,043	1,494	0.68%	983,868	1,088	0.44%
Noninterest-bearing demand	552,601			428,420			531,459
Other liabilities	17,557			17,795			17,356
Shareholders’ equity	174,520			172,385			171,433
Average liabilities and shareholders’ equity	$1,774,937			$1,492,643			$1,704,116
Net interest income and net interest margin (5)		$14,556	3.46%		$13,314	3.80%		$14,130	3.51%

(1) Interest income on loans includes deferred fees and costs of approximately $85 thousand, $224 thousand, and $240 thousand for the three months ended December 31, 2020 and 2019 and September 30, 2020, respectively. Interest income on PPP loans includes $1.1 million and $538 thousand of fee income for the three months ended December 31, 2020 and September 30, 2020, respectively.

(2) Loans net of PPP includes average nonaccrual loans of $7.2 million, $11.4 million and $6.6 million for the three months ended December 31, 2020 and 2019 and September 30, 2020, respectively.
(3) PPP loans represents average gross loans and excludes deferred fees and costs.
(4) Interest income and yields on tax-exempt securities are not presented on a taxable equivalent basis.

(5) Net interest margin is net interest income expressed as a percentage of average interest-earning assets. Net interest income for the three months ended December 31, 2020 and 2019 and September 30, 2020 included $141 thousand, $188 thousand and $233 thousand in accretion of the discount on the loans acquired from Merchants Holding Company, which improved the net interest margin by five, seven and seven basis points, respectively. Net interest income for the three months ended December 31, 2020 included $1.5 million in interest and fee income from PPP loans with an average balance of $148.4 million for the quarter, which increased the net interest margin by six basis points.

(6) Yields and rates are calculated by dividing the income or expense by the average balance of the assets or liabilities, respectively, and annualizing the result.

TABLE 10b
NET INTEREST MARGIN - UNAUDITED
(dollars in thousands)

	For The Twelve Months Ended
	December 31, 2020			December 31, 2019
	Average		Yield /	Average		Yield /
	Balance	Interest(1)	Rate (6)	Balance	Interest(1)	Rate (6)
Interest-earning assets:
Loans net of PPP (2)	$1,038,069	$49,262	4.75%	$1,020,801	$50,534	4.95%
PPP loans (3)	111,306	3,280	2.95%	—	—	—%
Taxable securities	245,336	5,679	2.31%	246,723	6,673	2.70%
Tax-exempt securities (4)	58,912	1,618	2.75%	38,706	1,244	3.21%
Interest-bearing deposits in other banks	84,982	240	0.28%	54,095	1,112	2.06%
Average interest-earning assets	1,538,605	60,079	3.90%	1,360,325	59,563	4.38%
Cash and due from banks	22,339			22,806
Premises and equipment, net	15,426			15,598
Goodwill	11,671			10,758
Other intangible assets, net	4,412			4,807
Other assets	20,966			14,982
Average total assets	$1,613,419			$1,429,276

Interest-bearing liabilities:
Interest-bearing demand	$264,652	313	0.12%	$242,516	480	0.20%
Money market	372,939	1,246	0.33%	304,340	1,599	0.53%
Savings	142,857	340	0.24%	136,733	493	0.36%
Certificates of deposit	142,067	1,741	1.23%	160,550	1,977	1.23%
Federal Home Loan Bank of San Francisco borrowings	8,347	5	0.06%	9,644	247	2.56%
Other borrowings net of unamortized debt issuance costs	9,981	731	7.32%	10,895	806	7.40%
Junior subordinated debentures	10,310	248	2.41%	10,310	426	4.13%
Average interest-bearing liabilities	951,153	4,624	0.49%	874,988	6,028	0.69%
Noninterest-bearing demand	500,862			400,588
Other liabilities	17,217			17,894
Shareholders’ equity	171,287			164,642
Average liabilities and shareholders’ equity	$1,640,519			$1,458,112
Net interest income and net interest margin (5)		$55,455	3.60%		$53,535	3.94%

(1) Interest income on loans includes deferred fees and costs of approximately $720 thousand and $657 thousand for the years ended December 31, 2020 and 2019, respectively. Interest income on PPP loans includes $2.2 million of fee income for the year ended December 31, 2020.

(2) Loans net of PPP includes average nonaccrual loans of $6.2 million and $11.7 million for the years ended December 31, 2020 and 2019, respectively.
(3) PPP loans represents average gross loans and excludes deferred fees and costs.
(4) Interest income and yields on tax-exempt securities are not presented on a taxable equivalent basis.

(5) Net interest margin is net interest income expressed as a percentage of average interest-earning assets. Net interest income for the years ended December 31, 2020 and 2019 included $753 thousand and $620 thousand, respectively, in accretion of the discount on the loans acquired from Merchants Holding Company, which improved the net interest margin by six basis points. Net interest income for the year ended December 31, 2020 included $3.3 million in interest and fee income from PPP loans with an average balance of $111.3 million for the year ended December 31, 2020, which decreased the net interest margin by five basis points.

(6) Yields and rates are calculated by dividing the income or expense by the average balance of the assets or liabilities, respectively, and annualizing the result.

TABLE 11
ALLOWANCE FOR LOAN AND LEASE LOSSES ROLL FORWARD AND IMPAIRED LOAN TOTALS - UNAUDITED
(dollars in thousands)

	For The Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
ALLL beginning balance	$16,873	$16,089	$15,067	$12,231	$12,285
Provision for loan and lease losses	—	1,100	1,300	2,850	—
Loans charged-off	(86)	(502)	(356)	(169)	(174)
Loan loss recoveries	123	186	78	155	120
ALLL ending balance	$16,910	$16,873	$16,089	$15,067	$12,231

	At December 31,	At September 30,	At June 30,	At March 31,	At December 31,
	2020	2020	2020	2020	2019
Nonaccrual loans:
Commercial	$1,535	$1,549	$7	$39	$61
Real estate - commercial non-owner occupied	—	1,062	1,062	—	—
Real estate - commercial owner occupied	3,734	3,750	3,647	3,103	3,103
Real estate - residential - ITIN	1,585	1,574	1,738	1,878	2,221
Real estate - residential - 1-4 family mortgage	141	145	180	184	191
Consumer and other	18	18	37	39	40
Total nonaccrual loans	7,013	8,098	6,671	5,243	5,616
Accruing troubled debt restructured loans:
Commercial	498	531	592	592	595
Real estate - residential - ITIN	3,466	3,597	3,642	3,891	3,957
Real estate - residential - equity lines	126	131	221	226	231
Total accruing troubled debt restructured loans	4,090	4,259	4,455	4,709	4,783

All other accruing impaired loans	—	—	—	—	—

Total impaired loans	$11,103	$12,357	$11,126	$9,952	$10,399

Gross loans outstanding at period end	$1,139,732	$1,206,065	$1,206,340	$1,052,245	$1,032,903

Impaired loans to gross loans	0.97%	1.02%	0.92%	0.95%	1.01%
Nonaccrual loans to gross loans	0.62%	0.67%	0.55%	0.50%	0.54%

Allowance for loan and lease losses as a percent of:
Gross loans	1.48%	1.40%	1.33%	1.43%	1.18%
Nonaccrual loans	241.12%	208.36%	241.18%	287.37%	217.79%
Impaired loans	152.30%	136.55%	144.61%	151.40%	117.62%

TABLE 12
ALLOWANCE, RESERVE AND DISCOUNT - UNAUDITED
(dollars in thousands)

	At December 31,	At September 30,	At June 30,	At March 31,	At December 31,
	2020	2020	2020	2020	2019
ALLL	$16,910	$16,873	$16,089	$15,067	$12,231
Reserve for unfunded commitments	800	800	800	695	695
Discount on acquired loans (1)	919	1,060	1,293	1,509	1,672
Total allowance, reserve and discount	$18,629	$18,733	$18,182	$17,271	$14,598

Gross loans	$1,139,732	$1,206,065	$1,206,340	$1,052,245	$1,032,903
PPP loans (2)	130,814	163,493	162,189	—	—
Total gross loans net of PPP loans	$1,008,918	$1,042,572	$1,044,151	$1,052,245	$1,032,903

Total allowance, reserve and discount as a percentage of total gross loans net of PPP loans (2)	1.85%	1.80%	1.74%	1.64%	1.41%

(1) Discount on acquired loans includes fair value discount for loans acquired from Merchants in January of 2019.
(2) PPP loans are fully guaranteed by SBA and no allowance, reserve or discount is provided for them.

Provision for Loan and Lease Losses

We monitor credit quality and the general economic environment to ensure that the ALLL is maintained at a level that is adequate to cover estimated credit losses in the loan and lease portfolio. Our review of ALLL adequacy utilizes both quantitative and qualitative factors. The quantitative analysis relies on historical loss rates which, unfortunately, may not be indicative of potential losses related to a pandemic such as we are currently experiencing with COVID-19. In response to quantitative data deficiencies, we have placed greater reliance on qualitative factors (Q-Factors).

During the current quarter, most of our COVID-19 loan deferrals have resumed payments: nonaccrual loans decreased due to the repayment of a $1.1 million commercial real estate loan and classified assets decreased due to repayment of $7.2 million from one commercial real estate borrower. As a result of improvement in our asset quality metrics, management determined that no provision for loan and lease losses was necessary during the current quarter. We recorded $1.1 million in provision for loan and lease losses in the prior quarter and there was no provision for loan and lease loss during the same quarter a year ago. Our ALLL as a percentage of gross loans was 1.48% as of December 31, 2020 compared to 1.18% as of December 31, 2019 and 1.40% as of September 30, 2020. Excluding SBA guaranteed PPP loans our ALLL as a percentage of gross loans was 1.68% as of December 31, 2020 compared to 1.62% as of September 30, 2020.

Our ALLL methodology, adjusted for the revised Q-Factors in prior quarters and the improvements in loan quality metrics discussed above necessitated an ALLL of $16.9 million at December 31, 2020, an increase of 38% compared to our ALLL of $12.2 million at December 31, 2019. Management believes the Company’s ALLL is adequate at December 31, 2020. There is, however, no assurance that future loan and lease losses will not exceed the levels provided for in the ALLL and could possibly result in future charges to the provision for loan and lease losses.

At December 31, 2020, the recorded investment in loans classified as impaired totaled $11.1 million, with a corresponding specific reserve of $192 thousand compared to impaired loans of $10.4 million with a corresponding specific reserve of $324 thousand at December 31, 2019 and impaired loans of $12.4 million, with a corresponding specific reserve of $204 thousand at September 30, 2020. The decrease in impaired loans during the current quarter was due to the repayment of a nonaccrual commercial real estate loan totaling $1.1 million during the fourth quarter of 2020.

TABLE 13
TROUBLED DEBT RESTRUCTURINGS - UNAUDITED
(dollars in thousands)

	At December 31,	At September 30,	At June 30,	At March 31,	At December 31,
	2020	2020	2020	2020	2019
Nonaccrual	$2,007	$2,063	$2,194	$1,611	$1,680
Accruing	4,090	4,259	4,455	4,709	4,783
Total troubled debt restructurings	$6,097	$6,322	$6,649	$6,320	$6,463

Troubled debt restructurings as a percentage of total gross loans	0.53%	0.52%	0.55%	0.60%	0.63%

There were no new troubled debt restructurings during the current quarter. As of December 31, 2020, we had 91 loans that were classified as troubled debt restructurings, of which 89 were performing according to their restructured terms.

Troubled Debt Restructuring Guidance

Financial institution regulators and the CARES Act have changed the treatment of short-term loan modifications for borrowers impacted by COVID-19. The change provides that modifications made in response to COVID-19, to borrowers under certain circumstances, should not be considered a troubled debt restructuring.

We have responded to the needs of our borrowers in accordance with the CARES Act and regulatory guidance to grant short-term COVID-19 related loan modifications. These modified loans are not troubled debt restructurings and are not considered to be past due or non-performing. We have granted deferrals ranging from one to six months determined on a case-by-case basis considering the nature of the business and the impact of COVID-19. For some borrowers that where initially granted a deferral of less than six months, we have granted an additional deferral period on a case-by-case basis.

Since March of 2020, we have granted 278 payment deferrals totaling $127.3 million. As of December 31, 2020 previously deferred loans totaling $115.6 million have resumed making payments or have paid off. Three loans that were previously deferred totaling $2.1 million were past due at December 31, 2020 and have been moved to nonaccrual status. Two of those loans totaling $1.4 million were made to one commercial borrower and are guaranteed under the California Capital Access Program for Small Business. The third loan for $640 thousand is a commercial real estate loan that was changed to a troubled debt restructured loan in the second quarter of 2020.

We maintain close contact with our borrowers to update our understanding of the impact of the pandemic on them, their businesses and the underlying collateral for our loans. For borrowers who continue to have been granted a loan payment deferral, we have evaluated their credit quality position and the potential for loss of principal.

The following tables present approved loan deferrals that are in effect at December 31, 2020. For the loans with payment deferrals at December 31, 2020, one borrower none of these loans received a PPP loan through our U.S. Small Business Administration (“SBA”) department.

TABLE 14a
COVID-19 LOAN DEFERRALS - UNAUDITED
(dollars in thousands)

	Payments Scheduled to Resume In The Three Months Ended
	March 31, 2021
	#	Amount
Length of 1st deferral granted:
3 months	4	$1,304
6 months	3	484
Length of 2nd deferral granted:
2 months	2	714
3 months	2	3,053
Loans serviced by others (1)	71	3,959
Total	82	$9,514

(1) Loans serviced by others are small residential mortgages and consumer home improvement loans which are deferred on a short-term basis up to a maximum of six months. These loans are geographically disbursed throughout the United States and serviced by a third party.

TABLE 14b
COVID-19 LOAN DEFERRALS BY INDUSTRY - UNAUDITED
(dollars in thousands)

	Payments Scheduled to Resume In The Three Months Ended
	March 31, 2021
Industry:	#	Amount
Health care and social assistance	1	$12
Other services	1	2,032
Restaurants, bars and caterers	2	1,695
Other industries	7	1,816
Loans serviced by others (1)	71	3,959
Total	82	$9,514

(1) Loans serviced by others are small residential mortgages and consumer home improvement loans which are deferred on a short-term basis up to a maximum of six months. These loans are geographically disbursed throughout the United States and serviced by a third party.

The following table presents nonperforming assets at the dates indicated.

TABLE 15
NONPERFORMING ASSETS - UNAUDITED
(dollars in thousands)

	At December 31,	At September 30,	At June 30,	At March 31,	At December 31,
	2020	2020	2020	2020	2019
Total nonaccrual loans	$7,013	$8,098	$6,671	$5,243	$5,616
90 days past due and still accruing	—	—	—	2	—
Total nonperforming loans	7,013	8,098	6,671	5,245	5,616

Other real estate owned ("OREO")	8	8	8	8	35
Total nonperforming assets	$7,021	$8,106	$6,679	$5,253	$5,651

Nonperforming loans to gross loans	0.62%	0.67%	0.55%	0.50%	0.54%
Nonperforming assets to total assets	0.40%	0.47%	0.39%	0.36%	0.38%

The following table summarizes when loans are projected to reprice by year and rate index as of December 31, 2020.

TABLE 16
LOANS BY RATE INDEX AND PROJECTED REPRICING PERIOD - UNAUDITED
(dollars in thousands)

	At December 31, 2020
						Years 6
						Through	Beyond
Rate Index:	Year 1	Year 2	Year 3	Year 4	Year 5	Year 10	Year 10	Total
Fixed	$189,331	$39,766	$58,323	$29,333	$28,480	$164,817	$21,694	$531,744
Variable:
Prime	77,139	6,390	3,408	6,882	9,595	1,232	—	104,646
5 Year Treasury	51,142	65,555	58,578	75,057	109,165	54,938	—	414,435
7 Year Treasury	3,242	4,866	479	5,601	13,839	—	—	28,027
1 Year LIBOR	22,509	—	—	—	—	—	—	22,509
Other Indexes	2,996	2,404	1,775	5,567	7,041	10,632	1,172	31,587
Total variable	157,028	79,215	64,240	93,107	139,640	66,802	1,172	601,204

Nonaccrual	1,047	1,030	987	694	496	2,018	741	7,013
Total	$347,406	$120,011	$123,550	$123,134	$168,616	$233,637	$23,607	$1,139,961

For variable rate loans, the following table summarizes those that are at or above their floor rate, and those that do not possess a contractual floor rate.

TABLE 17
LOAN FLOORS - UNAUDITED
(dollars in thousands)

	At December 31, 2020
	Loans At	Loans Above
	Floor Rate	Floor Rate	Total
Variable rate loans with floors:
Prime	$54,833	$5,914	$60,747
5 year Treasury	342,105	46,964	389,069
7 Year Treasury	28,027	—	28,027
1 Year LIBOR	—	717	717
Other Indexes	18,290	833	19,123
	$443,255	$54,428	497,683

Variable rate loans without floors:
Prime			43,899
5 year Treasury			25,366
1 Year LIBOR			21,792
Other Indexes			12,464
			103,521

Total accruing variable rate loans			$601,204

Nonaccrual			7,013
Total variable rate loans			$608,217

TABLE 18
UNAUDITED
CONSOLIDATED BALANCE SHEET
(dollars in thousands, except per share data)

	At December 31,		Change		At September 30,
	2020	2019	$	%	2020
Assets:
Cash and due from banks	$19,875	$21,338	$(1,463)	(7)%	$22,884
Interest-bearing deposits in other banks	87,111	59,266	27,845	47%	104,999
Total cash and cash equivalents	106,986	80,604	26,382	33%	127,883
Securities available-for-sale, at fair value	446,880	286,950	159,930	56%	337,032
Loans, net of deferred fees and costs	1,139,961	1,035,065	104,896	10%	1,205,028
Allowance for loan and lease losses	(16,910)	(12,231)	(4,679)	(38)%	(16,873)
Net loans	1,123,051	1,022,834	100,217	10%	1,188,155
Premises and equipment, net	14,999	15,906	(907)	(6)%	15,210
Other real estate owned	8	35	(27)	(77)%	8
Life insurance	24,206	23,701	505	2%	24,086
Deferred tax asset, net	3,954	4,553	(599)	(13)%	2,571
Goodwill	11,671	11,671	—	—%	11,671
Other intangible assets, net	4,044	4,809	(765)	(16)%	4,235
Other assets	28,155	28,553	(398)	(1)%	29,037
Total assets	$1,763,954	$1,479,616	$284,338	19%	$1,739,888

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$541,033	$432,680	$108,353	25%	$542,060
Demand - interest-bearing	290,251	239,258	50,993	21%	280,370
Money market	425,121	307,559	117,562	38%	403,785
Savings	150,695	135,888	14,807	11%	151,016
Certificates of deposit	135,679	151,786	(16,107)	(11)%	140,900
Total deposits	1,542,779	1,267,171	275,608	22%	1,518,131

Term debt:
Federal Home Loan Bank of San Francisco borrowings	5,000	—	5,000	100%	10,000
Other borrowings	10,000	10,000	—	—%	10,000
Unamortized debt issuance costs	—	(43)	43	100%	(7)
Net term debt	15,000	9,957	5,043	51%	19,993

Junior subordinated debentures	10,310	10,310	—	—%	10,310
Other liabilities	18,163	17,700	463	3%	18,104
Total liabilities	1,586,252	1,305,138	281,114	22%	1,566,538

Shareholders' equity:
Common stock	58,988	71,311	(12,323)	(17)%	58,872
Retained earnings	111,226	100,566	10,660	11%	107,154
Accumulated other comprehensive income, net of tax	7,488	2,601	4,887	188%	7,324
Total shareholders' equity	177,702	174,478	3,224	2%	173,350

Total liabilities and shareholders' equity	$1,763,954	$1,479,616	$284,338	19%	$1,739,888
Total interest-earning assets	$1,663,321	$1,377,588	$285,733	21%	$1,636,661
Shares outstanding	16,801	18,137	(1,336)	(7)%	16,792
Book value per share (1)	$10.58	$9.62	$0.96	10%	$10.32
Tangible book value per share (1)	$9.64	$8.71	$0.93	11%	$9.38

(1)  Book value per share is computed by dividing total shareholders’ equity by shares outstanding. Tangible book value per share is computed by dividing total shareholders’ equity less goodwill and core deposit intangible, net by shares outstanding. Management believes that tangible book value per share is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.

TABLE 19
UNAUDITED
INCOME STATEMENT
(dollars in thousands, except per share data)

	For The Three Months Ended					For The Twelve Months Ended
	December 31,		Change		September 30,	December 31,
	2020	2019	$	%	2020	2020	2019
Interest income:
Interest and fees on loans	$13,532	$12,643	$889	7%	$13,448	$52,542	$50,534
Interest on taxable securities	1,484	1,567	(83)	(5)%	1,284	5,679	6,673
Interest on tax-exempt securities	467	258	209	81%	457	1,618	1,244
Interest on interest-bearing deposits in other banks	36	340	(304)	(89)%	29	240	1,112
Total interest income	15,519	14,808	711	5%	15,218	60,079	59,563
Interest expense:
Interest on demand deposits	57	108	(51)	(47)%	71	313	480
Interest on money market	237	479	(242)	(51)%	289	1,246	1,599
Interest on savings	53	128	(75)	(59)%	74	340	493
Interest on certificates of deposit	390	499	(109)	(22)%	420	1,741	1,977
Interest on Federal Home Loan Bank of San Francisco borrowings	—	—	—	—%	—	5	247
Interest on other borrowings	179	183	(4)	(2)%	184	731	806
Interest on junior subordinated debentures	47	97	(50)	(52)%	50	248	426
Total interest expense	963	1,494	(531)	(36)%	1,088	4,624	6,028
Net interest income	14,556	13,314	1,242	9%	14,130	55,455	53,535
Provision for loan and lease losses	—	—	—	—%	1,100	5,250	—
Net interest income after provision for loan and lease losses	14,556	13,314	1,242	9%	13,030	50,205	53,535
Noninterest income:
Service charges on deposit accounts	173	198	(25)	(13)%	142	636	730
ATM and point of sale fees	306	282	24	9%	297	1,134	1,158
Payroll and benefit processing fees	182	183	(1)	(1)%	152	647	669
Life insurance	125	126	(1)	(1)%	125	521	536
Gain on investment securities, net	—	49	(49)	(100)%	258	482	186
Federal Home Loan Bank of San Francisco dividends	94	131	(37)	(28)%	109	369	507
(Loss) gain on sale of OREO	—	21	(21)	(100)%	—	(23)	62
Other income	136	31	105	339%	106	286	336
Total noninterest income	1,016	1,021	(5)	—%	1,189	4,052	4,184

TABLE 19 - CONTINUED
UNAUDITED
INCOME STATEMENT
(dollars in thousands, except per share data)

	For The Three Months Ended					For The Twelve Months Ended
	December 31,		Change		September 30,	December 31,
	2020	2019	$	%	2020	2020	2019
Noninterest expense:
Salaries and related benefits	5,284	4,924	360	7%	5,126	21,262	20,804
Premises and equipment	966	916	50	5%	951	3,597	3,752
Federal Deposit Insurance Corporation insurance premium	105	—	105	100%	101	332	91
Data processing	584	739	(155)	(21)%	581	2,281	2,535
Professional services	292	309	(17)	(6)%	342	1,437	1,539
Telecommunications	174	190	(16)	(8)%	157	658	737
Acquisition and merger	—	—	—	—%	—	—	2,193
Other expenses	1,129	1,343	(214)	(16)%	1,132	5,410	5,604
Total noninterest expense	8,534	8,421	113	1%	8,390	34,977	37,255
Income before provision for income taxes	7,038	5,914	1,124	19%	5,829	19,280	20,464
Provision for income taxes	1,966	1,545	421	27%	1,500	5,116	5,503
Net income	$5,072	$4,369	$703	16%	$4,329	$14,164	$14,961

Earnings per share - basic	$0.30	$0.24	$0.06	25%	$0.26	$0.84	$0.83
Weighted average shares - basic	16,663	18,068	(1,405)	(8)%	16,660	16,918	17,956
Earnings per share - diluted	$0.30	$0.24	$0.06	25%	$0.26	$0.83	$0.83
Weighted average shares - diluted	16,731	18,150	(1,419)	(8)%	16,696	16,963	18,024

TABLE 20
UNAUDITED CONDENSED CONSOLIDATED
QUARTERLY AVERAGE BALANCE SHEETS
(dollars in thousands)

	For The Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Earning assets:
Loans	$1,172,705	$1,209,277	$1,180,915	$1,033,689	$1,031,702
Taxable securities	304,242	228,045	211,195	237,405	245,487
Tax-exempt securities	73,207	68,766	58,540	34,869	32,158
Interest-bearing deposits in other banks	124,390	95,348	72,507	47,135	81,099
Total earning assets	1,674,544	1,601,436	1,523,157	1,353,098	1,390,446

Cash and due from banks	22,413	23,381	21,564	21,987	24,083
Premises and equipment, net	15,162	15,365	15,428	15,753	16,049
Other real estate owned	8	8	8	33	54
Life insurance	24,147	24,028	23,899	23,762	23,638
Deferred tax asset, net	2,738	2,501	3,016	4,259	4,691
Goodwill	11,671	11,671	11,671	11,671	11,671
Other intangible assets, net	4,126	4,318	4,508	4,701	4,890
Other assets	20,128	21,408	23,576	18,755	17,121
Total assets	$1,774,937	$1,704,116	$1,626,827	$1,454,019	$1,492,643

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$552,601	$531,459	$497,636	$420,847	$428,420
Demand - interest-bearing	283,213	279,744	261,907	233,375	244,276
Money market	430,014	387,995	365,368	307,587	318,127
Savings	151,223	146,074	138,500	135,504	138,155
Certificates of deposit	138,380	139,757	142,955	147,241	153,223
Total deposits	1,555,431	1,485,029	1,406,366	1,244,554	1,282,201

Federal Home Loan Bank of San Francisco borrowings	7,120	10,000	16,044	220	—
Other borrowings net of unamortized debt issuance costs	9,999	9,988	9,976	9,963	9,952
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	17,557	17,356	17,095	16,852	17,795
Total liabilities	1,600,417	1,532,683	1,459,791	1,281,899	1,320,258

Shareholders' equity	174,520	171,433	167,036	172,120	172,385
Liabilities & shareholders' equity	$1,774,937	$1,704,116	$1,626,827	$1,454,019	$1,492,643

TABLE 21
UNAUDITED CONDENSED CONSOLIDATED
ANNUAL AVERAGE BALANCE SHEETS
(dollars in thousands)

	For The Year Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2018	2017
Earning assets:
Loans	$1,149,375	$1,020,801	$915,360	$818,119
Taxable securities	245,336	246,723	207,407	165,333
Tax-exempt securities	58,912	38,706	50,330	74,231
Interest-bearing deposits in other banks	84,982	54,095	47,038	66,872
Total earning assets	1,538,605	1,360,325	1,220,135	1,124,555

Cash and due from banks	22,339	22,806	20,468	18,301
Premises and equipment, net	15,426	15,598	13,952	15,567
Other real estate owned	14	35	93	664
Life insurance	23,960	23,371	22,148	21,905
Deferred tax asset, net	3,126	5,430	7,567	8,919
Goodwill	11,671	10,758	665	665
Other intangible assets, net	4,412	4,807	1,252	1,471
Other assets	20,966	14,982	2,561	6,204
Total assets	$1,640,519	$1,458,112	$1,288,841	$1,198,251

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$500,862	$400,588	$332,197	$289,735
Demand - interest-bearing	264,652	242,516	238,328	209,792
Money market	372,939	304,340	250,685	224,913
Savings	142,857	136,733	109,025	111,376
Certificates of deposit	142,067	160,550	168,183	205,648
Total deposits	1,423,377	1,244,727	1,098,418	1,041,464

Federal Home Loan Bank of San Francisco borrowings	8,347	9,644	22,466	302
Other borrowings net of unamortized debt issuance costs	9,981	10,895	15,143	17,981
Junior subordinated debentures	10,310	10,310	10,310	10,310
Other liabilities	17,217	17,894	12,286	12,293
Total liabilities	1,469,232	1,293,470	1,158,623	1,082,350

Shareholders' equity	171,287	164,642	130,218	115,901
Liabilities & shareholders' equity	$1,640,519	$1,458,112	$1,288,841	$1,198,251

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Merchants Bank of Commerce. The Bank is an FDIC-insured California banking corporation providing community banking and financial services in northern California along the Interstate 5 corridor from Sacramento to Yreka and in the North Bay wine region. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (916) 677-5825

Andrea M. Newburn, Vice President and Senior Administrative Officer / Corporate Secretary

Telephone Direct (530) 722-3959